Exhibit 10-7

Option Adjustment and Indemnification Agreement

This Agreement is made and entered this ___ day of June 2006 by and between Todd Shipyards Corporation (the "Company") and _______________ ("Employee"). [Date of Agreement will be the ex-dividend date.]

Witnesseth That

Whereas, the Company has heretofore granted to Employee options to purchase shares of the Company's Common Stock pursuant to options granted under the terms of the Incentive Stock Compensation Plan of Todd Shipyards Corporation (the "Plan"); and

Whereas, the Plan, as amended and ratified by the Company's shareholders, provides that the number of shares subject to option and the exercise price per share applicable to such option(s) may be equitably adjusted by the Compensation Committee of the Company's Board of Directors in certain corporate transactions including, without limitation, distribution of assets to shareholders other than pursuant to a normal cash dividend; and

Whereas, the Plan also permits the Company to indemnify Employee against certain tax liabilities risks arising from any such equitable adjustment (other than taxes arising upon the exercise, or deemed exercise, of such option as adjusted); and

Whereas, the Board of Directors of the Company has declared an extraordinary cash dividend in the amount of $4.00 per share of Common Stock payable on June 20, 2006 to holders of record of such Common Stock on the close of business on June 5, 2006, and the Compensation Committee has determined that such extraordinary dividend warrants an equitable adjustment of the terms of the option(s) held by Employee under the Plan;

Now, Therefore, the Company covenants and agrees with Employee as follows:

1. Adjustment of Option. Under formulae adopted by the Compensation Committee, the option granted to Employee on <insert date of grant> to purchase _______ shares of Common Stock at an exercise price of ____ per share is hereby converted in an option to purchase __________ shares of Common Stock at an exercise price of ____ per share. All other terms of such option are unchanged. As of the date of this Agreement, such option is [exercisable in full - or - exercisable as to _____ shares and, subject to the terms of such option, will become exercisable as to the remaining ______ shares on _________]. Unless sooner exercised or forfeited under the terms of the plan, the option will expire on __________.

2. Indemnification. In the event that the foregoing adjustment in the terms of the option is deemed (since the exercise price of the shares of Common Stock under option is below the current fair market value per share of the Common Stock) to constitute a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code, as amended, the Company agrees that it will, upon final adjudication and assessment of any income taxes imposed on Employee by virtue of Section 409A and subject to the terms of this Agreement, indemnify and hold Employee harmless from and against any portion of such taxes which arise and are imposed pursuant to Section 409A(a)(1)(B) and any penalties and/or interest assessed against Employee based on the failure to pay and discharge any such taxes (whether assessed under Section 409A(a)(1)(B) or otherwise) in a timely manner. In addition, to the extent that such indemnification gives rise to taxable income to the Employee, the Company shall provide a "gross-up" of the reimbursement payment made sufficient to offset Employee's federal income tax liability in respect of the reimbursement and the gross-up payment. The obligation of the Company to provide indemnification in accordance with the foregoing is conditioned upon (i) Employee giving prompt written notice to the Company of any audit, notice or examination of Employee's federal tax returns raising the application of Section 409A to the option adjustment provided herein and (ii) Employee permitting the Company, at the Company's expense, to engage counsel to contest the application of Section 409A and control that aspect of any resulting audit or proceedings to resolve the issue. In accepting the indemnification provided hereby, Employee understands and agrees that the Company is not agreeing to or obligated to provide indemnification in respect of income or withholding taxes arising from the actual exercise or any imputed exercise of the option itself (including, without limitation, any federal income tax arising under Section 409A(a)(1)(A)).

In Witness Whereof, this Agreement has been executed by the Company and Employee as of the date first written above.

Todd Shipyards Corporation

_______________________________

Employee By __________________________

<name and title of officer>